LIMITED LIABILITY COMPANY AGREEMENT OF PEPCO TECHNOLOGIES, LLC AS OF JANUARY 2, 2002

LIMITED LIABILITY COMPANY AGREEMENT

FOR

Pepco Technologies, LLC

          This Limited Liability Company Agreement (this "Agreement") of Pepco Technologies, LLC (the "Company") is made by Potomac Capital Investment Corporation (the "Member"), a Delaware corporation and the sole member of the Company.

          WHEREAS, the Member has formed the company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101, et seq, as amended from time to time (the "Act"), and hereby agrees as follows:

          1. Name. The name of the Company is Pepco Technologies, LLC.

          2. Term. The term of the Company commenced on April 13, 1999 with the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act and shall continue until dissolution and termination of the Company in accordance with Section 21 hereof.

          3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

          4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

               (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

               (b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

               (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments,

               (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

               (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

               (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement and open and maintain checking and savings accounts with banks and savings institutions;

               (g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

               (h) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Member or any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

               (i) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

               (j) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purpose of the Company; and

               (k) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

          5. Principal Business Office. The principal business office of the Company shall be located at 1801 K Street, N.W., Suite 900, Washington, D.C. 20006, or any other location as may hereafter be determined by the Member.

          6. Registered Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

          7. Registered Agent. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company.

          8. Member. The name and mailing address of the Member are Potomac Capital Investment Corporation, 1801 K Street, N.W., Suite 900, Washington, D.C. 20006.

          9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or. otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

          10. Contributions. The Member is not required to make any capital contribution to the Company. However, the Member may make capital contributions to the Company at any time.

          11. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

          12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

          13. Management.

                  (a) The business and affairs of the Company shall be managed under the direction and control of a management committee (the "Management Committee"), which shall consist of at least two (2) individuals, who need not be Members. The Management Committee initially shall consist of the following person: John D. McCallum.

                  (b) All powers of the Company shall be exercised by or under the authority of the Management Committee. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and the Member.

                  (c) Meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Management Committee determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Management Committee can hear the-others. The presence of at least two (2) of the members of the Management Committee shall constitute a quorum for the transaction of business. Meetings shall be held once each month, or otherwise in accordance with a schedule established by the Management Committee. In addition, any member of the Management- Committee may convene a meeting thereof upon at least two (2) business days' prior written notice to the other members. The Management Committee shall act at meetings by majority vote. The Management Committee also may make decisions, without holding a meeting, by written consent of a majority of the members of the Management Committee. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to the Member promptly after the meeting or decision.

                  (d) Except as otherwise determined by the Member, the members of the Management Committee shall serve without compensation from the Company.

                  (e) The Member, with or without cause, at any time and from time to time and for any reason, may remove any member of the Management Committee then acting and appoint a new member of the Management Committee.

          14. Officers.

                 (a) The Management Committee may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Management Committee decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Officers shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the members of the Management Committee. At each regular meeting of the Management Committee (and, when requested by any member thereof, at any special meeting of the Management Committee), the President or other appropriate Officers shall be present and shall report to the Management Committee on the operations of the Company or any other matters as any member of the Management Committee may request. Any delegation pursuant to this Section 14 may be revoked at any time by the Management Committee. An Officer may be removed with or without cause by the Management Committee.

                  (b) At the direction of the Management Committee, the President and other appropriate Officers shall have the full power to perform any act that an "authorized person" may perform under the Act, and to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, guarantees, security agreements, and financing statements pertaining to the Company's assets or obligations. No person dealing with the President or any other Officer need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the President or other Officer, or as to the authority of the President or other Officer in executing the same.

                  (c) The Management Committee has appointed the following persons as the initial Officers: John D. McCallum.

          15. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind -and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

          16. Exculpation and Indemnification. No member of the Management Committee or Officer (each of whom is hereinafter referred to as a "Manager") shall be liable to the Company or the Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Manager by this Agreement, except that a Manager shall be liable for any such loss, damage or claim incurred by reason of such Manager's willful misconduct. To the full extent permitted by applicable law, a Manager shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Manager by reason of any act or omission performed or omitted by such Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Manager by this Agreement, except that no Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Manager by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

          17. Assignments. The Member may assign in whole or in part its interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer.

          18. Resignation. The Member may resign from the Company; provided, that in the event of such resignation an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the Member's resignation, and, immediately following such admission, the Member shall cease to be a member of the Company.

          19. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

          20. Dissolution.

                  (a) The Company shall have a perpetual existence; provided, however that the Company shall dissolve, and its affairs shall be wound up, upon the occurrence of either of the following: (i) the written consent of the Member, or (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act.

                  (b) The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

                  (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

          21. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

          22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

          23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

          24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.